Exhibit 4.25

Contract No. (1310201501100000688)

ORIGINAL

COPY

China Development Bank Co., Ltd

Foreign Exchange Loan Contract

Loan type:                                    Short-term foreign exchange working capital loan (revolving)

Project name:                    The First Period Working Capital Loan for Yingli Energy (China) Co., Ltd. in 2015

Borrower:                                          Yingli Energy (China) Co., Ltd.

Lender:                                                      China Development Bank Co., Ltd

Date of signing:

Contents

Article 1 Definitions

Article 2 Loan limit

Article 3 Usage mode for loan limit

Article 4 Intended use of loan

Article 5 Valid period for withdrawal

Article 6 Term of loan

Article 7 Loan interest rate and interest

Article 8 Upfront fee

Article 9 Overdue interest

Article 10 Interest for misappropriation of loan

Article 11 Preconditions for withdrawal

Article 12 Procedure for withdrawal

Article 13 Fund payment

Article 14 Interest payment and principal repayment

Article 15 Repayment sequence

Article 16 Prepayment

Article 17 Settlement bank and settlement

Article 18 Representation and warranty of borrower

Article 19 Rights and obligations of borrower

Article 20 Rights of lender

Article 21 Account management

Article 22 Guarantee

Article 23 Borrower default event and liability for breach

Article 24 Contract change and termination

Article 25 Contract integrity and separability of contract terms

Article 26 Confidentiality

Article 27 Notice

Article 28 Governing law and dispute settlement

Article 29 Miscellaneous

Article 30 Entry into force of contract

Annex Withdrawal Application Form

Borrower: Yingli Energy (China) Co., Ltd.

Address: No.3399 Chaoyang North Street, Baoding, Hebei Province, People’s Republic of China

Legal representative: Miao Liansheng

Postcode: 071051

Operator: Qi Guoxin

Telephone: 0312-8632681

Fax: 0312-8929800

Lender: China Development Bank Co., Ltd

Address: No.29, Fuchengmenwai Street, Xicheng District, Beijing

Legal representative: Fu Huaibang

Postcode: 100037

Administering subsidiary bank: Hebei Branch, China Development Bank Co., Ltd

Address: Tower B, Yuyuan Plaza, No.9, Yuhua West Road, Qiaoxi District, Shijiazhuang City, Hebei Province

Person in charge of subsidiary bank: Chang Siyong

Postcode: 050051

Operator: Zhao Peng

Telephone: 0311-89891716

Fax: 0311-85288205

The Borrower applies to the Lender for using short-term foreign exchange working capital loan on revolving basis, and the Lend agrees to offer such loan. This Contract is hereby entered into by and between the Borrower and the Lender through consultation on the basis of equality, voluntariness, fairness and good faith in accordance with relevant national laws and regulations.

Article 1 Definitions

Unless otherwise specified herein, the following terms herein have the following meaning:

1.1 Loan limit: Maxium limit of loan balance which the Lender agrees to offer to the Borrower hereunder

1.2 Loan balance: Total amount of all foreign exchange working capital loan which the Lender has actually offered to the Borrower hereunder but the Borrower has not yet repaid

1.3 Overdue amount: Total amount of principal, interest and expense due and payable hereunder which the Borrower fails to repay beyond time limit

1.4 Misappropriated loan: The loan not used for the intended purpose hereunder

1.5 Valid period for withdrawal: Valid period during which the Borrower draws money within the limit of revolving foreign exchange loan hereunder

1.6 Date of withdrawal: The date when the Borrower withdraws the loan fund as agreed the Contract

1.7 Date of principal repayment: The date when the Borrower shall repay loan principal as agreed hereunder or under loan note

1.8 Final Repayment Date: refers to the the day falling 12 months after this Contract is signed, that is March    , 2016

1.9 Date of interest payment: The date when the Borrower shall pay interest to the Lender as stipulated in Subparagraph Two, Article 7 herein

1.10 Loan account: The account which the Borrower opens with administering subsidiary bank/ administering agency of the Lender and is used for recording matters including loan origination and repayment etc hereunder

1.11 Deposit account: The account which the Borrower opens with administering subsidiary bank / administering agency or settlement bank and is used for transferring loan into deposit hereunder, repaying loan principal and interest, expense hereunder, making settlement etc.

1.12 Capital recovery account: The account opened or designated by the Borrower in accordance with Article 20 herein and specially used for recovering operating capital of the Borrower

1.13 Entrusted payment by the Lender: the Lender pays loan fund hereunder to counterparty of the Borrower through deposit account according to intended use of loan hereunder, the Borrower’s Withdrawal Application Form /payment notice and the bases for fund payment

1.14 Self-payment by the Borrower: The Borrower pays loan fund hereunder from deposit account to counterparty of the Borrower according to intended use of loan hereunder after the Lender transfers loan fund to deposit account according to the Borrower’s Withdrawal Application Form and the bases for fund payment

1.15 Administering subsidiary bank: Branch of the Borrower responsible for signing of this Contract, post-lending management etc. according to authorization by the Lender

1.16 Settlement bank: The bank responsible for providing settlement service to the Borrower according to relevant agreement and supervising use of loan fund hereunder according to requirements

1.17 Business day: Working day when banks in Beijing, China, and (U.S New York) and (London, Britain) are open for business

1.18 Guarantor: The Guarantor providing guarantee for the Borrower’s obligations hereunder

1.19 Guarantee contract: Guarantee contract between the Guarantor and the Lender

1.20 LIBOR: London Interbank Offered Rate published by British Bankers Association, based on six-month U.S Dollar LIBOR quotation published at 11:00 am (London time) by Thomson Reuters in two business days prior to commencement of each interest period (any update of definitions, please refer to the notice of borrower)

1.21 Related party: With respect to the legal person: 1) which directly or indirectly controls, or which is controlled by, the Borrower in terms of ownership or management decision making; 2) which is controlled by the same third party legal person with the Borrower; 3) which is jointly controlled, directly or indirectly, by private investors, key management members or near relatives of the Borrower; 4) which is related to the Borrower in other ways, may transfer capital and profits not according to the fair value or engage other transactions not according to the fair exchange, and which the Lender thinks shall be considered as the related party of the Borrower

1.22 Liabilities: Any liabilities incurred by the Borrower from time to time as a result of borrowing, debenture, notes, loan stock, commercial bills, any acceptance credit or bill discounting credit from banks or other financial institutions, acquisition cost of major assets, funds raised according to any other transactions which give commercial effect of borrowing or debt financing, and provision of guarantee for the third party etc.

1.23 Loan note: The loan note which the Borrower fills in at each withdrawal according to the sample provided by the Lender

1.24 Material adverse change: With respect to the Borrower and any guarantor, any changes occurring in business, operation, property or financial position of the Borrower and any guarantor or China’s political or economic situation, which result in or may result in, under reasonable circumstance, failure of the Borrower or any guarantor to pay major liabilities hereunder or under any guarantee contract, or affect the legality, validity, binding force or enforceability of major responsibilities of the Borrower or any guarantor hereunder or under any guarantee contract

1.25 External credit rating: With respect to the rating of Standard and Poor’s, Fitch Ratings, Moody’s and other rating organizations recognized by the Lender

1.26 Controlling shareholder: With respect to the shareholders, whose capital contributions account more than fifty percent of the Borrower’s capital sums, or whose equity holdings account more than fifty percent of the Borrower’s total share capital, or the shareholders whose voting right according to its capital contributions/equity holdings is enough to have significant impact on the resolutions of the Borrower’s shareholders’ meeting despite less than fifty percent of capital contributions or equity holdings.

1.27 Environmental and societal risks: With respect to the hazards and risks caused by the Borrower and its related party during their construction, production, and operation to the environment and society, including environmental and social problems related to energy consumption, pollution, land, ecological protection, climate change, health, safety, and immigrants settlement.

Article 2 Loan Limit

Loan limit hereunder is 27 million USD (Say Twenty-seven MILLION USD only).

Article 3  Usage Mode of Loan Limit

The Borrower may withdraw loan limit for many times, make repayment on loan-by-loan basis, use loan limit on revolving basis according to this Contract.

Where the Borrower fails to withdraw money for six consecutive months starting from the date when this Contract comes into force, such loan limit will be automatically canceled.

Loan balance shall not exceed such loan limit at any time within valid period of this Contract.

Article 4  Intended Use of Loan

Loan hereunder shall be used for operation turnover of the Borrower in routine production, specifically purchase of raw materials for producing photovoltaic modules and supplement of the working capital. The Borrower shall not misappropriate loan fund hereunder, nor shall the Borrower use loan fund hereunder to make fixed asset investment (include but not limited to real estate), equity investment, venture investment or in the fields and for the purposes as expressed prohibited from production or operation by the State, nor shall the Borrower transfer loan fund hereunder to its related parties.

Where the Borrower misappropriates loan fund hereunder, interest penalty shall be calculated and paid according to provisions of this Contract.

Article 5  Valid Period for Withdrawal

Valid period for withdrawal hereunder is twelve months (inclusive) starting from the date when this Contract comes into force.

Article 6  Term of Loan

Loan term for each withdrawal by the Borrower may be one month, three months, six months, twelve months or any other terms agreed by and between the lender and the borrower from the date of actual withdrawal by the Borrower to the agreed date of principal repayment, based on records made in loan note. Date of repayment for each loan shall not exceed expiry date of this Contract.

Article 7  Loan Interest Rate and Interest

7.1 Loan interest rate

Annual loan interest rate hereunder is (floating) interest rate, six-moth USD LIBOR + 500BP.

7.2 Interest period and interest payment date

Each six months constitute one interest period except the first interest period and the last interest period. Interest period starts from each interest payment date and ends on the day before the next interest payment date. The first interest period starts from the date when the first loan is withdrawn and ends on the day before subsequent first interest payment date. The second and subsequent interest period starts from the date when the first loan is withdrawn and ends on the day before the subsequent interest payment date. The last interest period starts from the interest payment date before the date of repayment for principal of the loan which expires last and ends on the date of repayment for principal of such loan. Interest payment date hereunder is June 21 and December 21 each year, and accrued interest for each loan shall be fully paid on the date when such loan expires.

Where interest payment date coincides with legal festival and holiday or public holiday, such interest payment date shall be extended to the first business day following such legal festival and holiday or public holiday; however, if where the first business day following such legal festival and holiday or public holiday does not occur in the month of interest payment date hereunder or under loan note, such interest payment date shall occur on the business day immediately before such legal festival and holiday or public holiday.

7.3 Interest calculation

Interest shall be based on loan balance, actual number of days and 360 days a year.  Interest calculation formula: loan balance x loan interest rate x actual number of days of loan in the corresponding interest period ÷ 360.

Article 8  Upfront fee

The Borrower shall pay the upfront fee to the Lender in following terms:

The Borrower shall pay the upfront fee to the Lender with a total amount of 70,000 USD based on the loan limit and 20bp rate. (Calculated into RMB on the basis of the exchange date on the day)

The formula of the upfront fee: Upfront fee=Loan limit × 20bp

The upfront fee shall be transferred to:

Beneficiary Name: Hebei Branch, China Development Bank Co., Ltd

Account Number: 235090

Beneficiary Bank: Hebei Branch, China Development Bank Co., Ltd

Article 9  Overdue Interest

9.1 Where the Borrower fails to repay loan principal and expense due according to provisions of this Contract or loan note, the Lender will calculate and collect overdue interest from the Borrower; overdue interest rate is loan interest rate plus 1%.

9.2 Calculation formula for overdue interest: overdue amount x overdue interest rate x number of overdue days ÷ 360.

9.3 Where the Borrower fails to repay overdue loan principal, interest and expense on the next interest payment date or principal repayment date, the Lender will calculate and collect compound interest from the Borrower on the basis of current overdue interest rate and interest period.

9.4 Current overdue interest rate for all overdue amount shall float along with current loan interest rate.

Article 10  Interest for Misappropriation of Loan

10.1 Where the Borrower fails to use the loan for the intended purpose specified hereunder, the Lender will calculate and collect interest for misappropriation of loan from the Borrower on the basis of default interest rate being loan interest rate plus 3%.

10.2 Calculation formula for interest for misappropriation of loan: amount of misappropriated loan x default interest rate for misappropriated loan x number of days of misappropriation ÷ 360.

10.3 Where the Borrower fails to repay the principal, interest of misappropriated loan on time on the next interest payment date or principal repayment date, the Lender will calculate and collect compound interest from the Borrower on the basis of current default interest rate for misappropriated loan and interest period.

10.4 Current default interest rate for all misappropriated loan funds shall float along with current loan interest rate.

10.5 Where one loan is concurrently overdue and misappropriated, higher default interest rate shall prevail.

Article 11 Preconditions for Withdrawal

11.1 Preconditions for the first withdrawal by the Borrower include all the following content:

11.1.1 The Lender has received the following documents or materials provided by the Borrower:

(a) Copy of the latest legal person business licenses of the Borrower and the Guarantor which have passed annual check, duplicate copy of articles of association, audited financial statements in the last three accounting years, and financial statements of the last quarter;

(b) Resolution of relevant power organ of the Borrower for approving the Borrower in signing and performing this Contract, and resolution of relevant power organ of the Guarantor for approving the Guarantor in signing and performing guarantee contract;

(c) Specimen signature of legal representative of the Borrower for signing this Contract or authorization letter and specimen signature of authorized signatory, and specimen signature of legal representative of the Guarantor for signing guarantee contract or authorization letter and specimen signature of authorized signatory;

(d) Copy or duplicate copy of approved and valid commercial contracts concerning this Contract; including but not limited to Raw/Auxiliary Material Purchase Contracts, Accountable Receivable Debt Obligations (including Commercial Invoice, Bill of Clearance, Document of Carriage, Export Declaration Form etc.

(e) Other relevant documents which the Lender deems necessary (such as government approval document etc.).

11.1.2 The Borrower has satisfied the following conditions:

(a) Guarantee contract required hereunder has been signed and come into force;

(b) The Borrower has opened loan account, deposit account according to Article 20 herein, and has opened or designated capital recovery account;

(c) The Borrower has satisfied the preconditions for each withdrawal listed in item 11.2;

(d) Other conditions

11.2 Preconditions for each withdrawal by the Borrower include all the following content:

11.2.1 This Contract continues being valid, and the Borrower does not violate provisions of this Contract, no material adverse change occurs and no matter adverse to the Lender occurs;

11.2.2 On the day of submitting the Withdraw Application and withdrawing the loan, the Borrower does not violate provisions of this Contract and the withdrawal will not cause any event of default;

11.2.3 Representations and warranties made by the Borrower in Article 17 herein are authentic and valid;

11.2.4 The Borrower has submitted the appropriately written application form of withdrawal to the Lender as stipulated in this Contract;

11.2.5 The Borrower has submitted documentary proof to the Lender to confirm that the loan under the Contract will not cause any violations against any related binding loans, warranties or similar debt limit;

11.2.6 Guarantee contract continues being valid, the Guarantor does not violate provisions of guarantee contract, no material adverse change occurs;

11.2.7 The Guarantor has submitted documentary proof to the Lender to confirm that guarantee obligations hereunder will not cause any violation against related binding guarantee or similar debt limits;

11.2.8 Other conditions

If any changes to the documents or materials submitted to the Lender has occurred when the Borrower submits the Withdraw Applications Form, the Borrower shall submit the updated documents or materials along with the Withdraw Application to the Lender.

11.3 If the Lender finds significant environmental and social risks existing in the project, or the Borrower intentionally concealed the project’s environmental and social risks, the Lender has the right to suspend or halt the loan, and reduce or cancel the loan limit.

Article 12  Procedure for Withdrawal

The Borrower shall submit irrevocable Withdrawal Application Form to the Lender five business days before expected withdrawal date, and provide the Lender with the bases for fund payment and documents specified in Article 10 herein. The bases for fund payment provided by the Borrower shall include commercial contract, payment notice issued by counterparty, invoice, customs declaration form, trust receipt, internal approval document of the Borrower etc.

After receipt of Withdrawal Application Form, the bases for fund payment and documents specified in Article 10 herein as provided by the Borrower, the Lender examines them according to internal management procedure. Where such examination shows that the bases for fund payment are authentic and payment requirements are complete, the Lender shall complete fund payment formalities on the withdrawal date specified in Withdrawal Application Form according to Article 12 herein. Where such examination shows that payment is unauthentic and incomplete or any condition in Article 10 herein is not satisfied, the Lender may suspend or reject payment of loan fund and inform the Lender within one business day.

Withdrawal Application Form once filed shall not be revoked without written consent of the Lender.

Article 13  Fund Payment

Fund payment hereunder is divided into entrusted payment by the Lender and self-payment by the Borrower.

13.1 Entrusted payment by the Lender

The Lender will pay loan fund hereunder on entrusted basis under any of the following circumstances:

(a) Payment amount for single transaction exceeds 5% of loan limit hereunder;

(b) Any circumstance involving the Borrower specified in Paragraph III of this Article occurs and the Lender deems necessary for making entrusted payment;

(c) After examining Withdrawal Application Form/payment notice and relevant bases for fund payment, the Lender believes that the Lender shall make entrusted payment.

After receipt, examination and verification of the Borrower’s Withdrawal Application Form/Payment Notice, the bases for fund payment and documents specified in Article 10 herein, the Lender shall transfer the amount which the Borrower applies for withdrawing to deposit account on the withdrawal date. The Borrower hereby irrevocably entrusts the Lender to pay loan fund within deposit account to bank account of the Borrower’s counterparty complying with intended use agreed hereunder on the payment date specified in Withdrawal Application Form/Payment Notice.

The Borrower hereby confirms that the Lender makes payment only according to the aforesaid payment entrustment of the Borrower and assumes no liability for any loss (if any) incurred by the Borrower under commercial contract.

13.2 Self-payment by the Borrower

The Borrower may make self-payment except under the circumstances specified in Paragraph I of this Article. After receipt, examination and verification of the Borrower’s Withdrawal Application Form, the bases for fund payment and documents specified in Article 10 herein, the Lender shall transfer the amount, which the Borrower applies for withdrawing, from loan account of the Borrower to deposit account on the withdrawal date. The Borrower shall make self-payment by withdrawing money in the light of its capital needs or transferring loan fund.

The Borrower shall, (in the first ten days of each month), report to the Lender self-payment of loan fund by the Borrower (in the previous month), and provide relevant bases for fund payment.

Notwithstanding the foregoing provisions of this Article, where the circumstance under which entrusted payment shall be made as specified in Paragraph I of this Article occurs when the Borrower uses loan fund in deposit account, the Borrower shall provide the Lender with another payment notice specifying the amount, date of entrusted payment, payee’s name, bank account number, commercial contract etc, in which case the Lender shall make such entrusted payment according to provisions of Paragraph I of this Article. Such payment notice shall be submitted to the administering subsidiary bank/ administering agency or settlement bank of the Lender (five) business days before proposed fund payment.

13.3 Changes in withdrawal conditions and payment mode

The Lender is entitled to change withdrawal conditions hereunder, apply the circumstances under which entrusted payment and self-payment is made, suspend or stop lending, reduce or cancel loan limit etc under one of the following circumstances:

(a) Credit standing of the Borrower decreases;

(b) Profitability of the Borrower’s main business decreases;

(c) Use of loan fund is abnormal etc;

(d) Capital movement is abnormal in capital recovery account or operating revenue of the Borrower does not flow into capital recovery account;

(e) The Borrower violates entrusted payment requirements specified in this Article or the Borrower violates provisions of this Contract by breaking up the whole into parts for circumventing entrusted payment by the Lender;

(f) Other circumstances which the Lender deems reasonable.

The Lender shall send written notice to the Borrower in the case of exercising the rights specified in this Article. Such notice comes into force as from the date of sending.

13.4 The Borrower shall timely provide records and materials concerning use of loan fund according to the Lender’s requirements.

Article 14 Interest Payment and Principal Repayment

14.1 Mode of principal repayment

The Borrower shall repay the loan on the basis of loan amount and the principal repayment date specified hereunder or under loan note.

Where principal repayment date coincides with legal festival and holiday or public holiday, such principal repayment date shall be extended to the next business day provided, however, that such principal repayment date shall occur on the previous business date if the next business day enters the next month.

14.2 The Lender shall send Principal and Interest Repayment Notice to the Borrower ten business days before interest payment date and principal repayment date.

14.3 The Borrower shall, five business days before interest payment date and principal repayment date, transfer repayment amount into its deposit account; otherwise, the expenditure caused by fund in transit shall be borne by the Borrower.

14.4 Neither notification of the Borrower by the Lender nor the fact that content in Principal and Interest Repayment Notice is correct shall relieve the Borrower of being liable for fully repaying principal and interest.

14.5 The Lender may actively debit the corresponding amount in deposit account of the Borrower on interest payment date and principal repayment date.

Article 15  Repayment Sequence

If the amount of repayment made by the Borrower is less than total amount due hereunder or under loan note, such amount shall be arranged to make payment in the following sequence:

(a) The expense, liquidated damages which are payable according to laws or provisions of this Contract;

(b) Default interest, compound interest;

(c) Payable loan interest;

(d) Payable loan principal;

(e) Other payable amount.

If the amount of repayment made by the Borrower is insufficient for repaying all amounts in the same sequence, repayment shall be made in the sequence of occurrence of relevant amounts.

Article 16  Prepayment

16.1 The Borrower shall not repay the loan hereunder in advance without written consent of the Lender. Where the Borrower makes repayment in advance without authorization, the Lender is entitled to reject such prepayment, and subject the Borrower to assume the liability for breach.

16.2 If the Borrower needs to make repayment in advance, the Borrower shall, at least twenty business days before proposed repayment date, file written application to the Lender;

16.3 Preconditions for repayment in advance include all the following content:

(a) Loan amount which is repaid in advance shall be integral multiples of ten million USD, and minimum repayment amount shall be one million USD. (Prepayment day shall be principal/interest payment day.)

(b) The Borrower shall, at the time of prepayment, concurrently pay off all payable and due amounts hereunder up to the date of prepayment.

16.4 The loan hereunder which is repaid by the Borrower in advance is still governed by loan interest rate for the originally agreed period, namely loan interest rate specified in loan note.

16.5 Where the Lender approves prepayment by the Borrower, the Borrower shall, five business days before the date of prepayment, remit the prepaid principal, the corresponding interest compensation and expense to the account designated by the Lender.

16.6 The Borrower’s application for prepayment is irrevocable; application may be re-filed for withdrawing the prepaid amount.

Article 17  Settlement Bank and Settlement

17.1 The Lender designates Hebei Branch of China Development Bank as settlement bank; the Borrower shall open settlement account with settlement bank for dealing with the settlement of the loan under the Contract. Payment of fund in this account shall be supervised by the Lender and settlement bank.

17.2 Settlement of loan fund for the Borrower, its foreign exchange settlement and sale shall be conducted through settlement bank; (the Borrower shall pay settlement expense according to Schedule of Rates of the Lender.) The aforesaid settlement of loan fund payment specifically covers (payment of the imported raw materials).

Article 18 Representations and Warranties of the Borrower

The Borrower hereby makes the following representations and warranties to the Lender:

18.1 The Borrower is legal person incorporated according to laws, is holding valid business license, owns its assets and operates its business according to laws, and is capable of operating as one going concern;

18.2 The Borrower has completed all formalities for approval, authorization, license, permit etc. necessary for signing and performing this Contract, and ensures that all approval documents are authentic and legal;

18.3 The Borrower has completed internal authorization procedure necessary for signing and performing this Contract, and the Borrower’s signatory for signing this Contract is duly authorized representative of the Borrower, and this Contract is legally binding on the Borrower upon entry into force of this Contract;

18.4 Neither signing of this Contract by the Borrower nor fulfillment of its obligations hereunder violates its any other agreements or its articles of association, nor such signing, fulfillment conflict with its any other agreements or its articles of association in terms of laws or (and) commercial interests;

18.5 Financial statements provided by the Borrower are prepared in accordance with accounting systems promulgated by relevant department of the State and truly, accurately reflect financial position as at base date of such financial statements; and there is no indication that financial position of the Borrower has deteriorated since base date of such financial statements;

18.6 The Borrower enjoys good financial position, and is capable of paying off all due debts hereunder with the capital legally obtained by it; The Borrower shall not withhold anything that has happened, is happening or will happen and may affect the Lender’ judgment of the financial position and debt paying ability of the Borrower.

18.7 Except what has been disclosed, the Borrower is currently not subject to any lawsuits, arbitration or similar events that may affect the legality, validity, and performability of the Contract and the ability of the Lender to fulfill the obligations.

18.8 The Borrower is currently not subject to any ongoing or pending event of default under this Contract or any ongoing or pending event of default under other agreements which may adversely affect the rights of the Borrower;

18.9 The Borrower enjoys legal title of its assets which are free from any guarantee (except guarantee under Guarantee Contract);

18.10 The Borrower does not violate its obligation for making tax payment;

18.11 All materials and data provided to the Lender by the Borrower are authentic, complete, accurate and valid, duplicate copies provided are consistent with original copies;

18.12 The Borrower shall guarantee to corporate with the Lender for the loan payment management and post-loan management and relevant inspections under the Contract.

18.13 Where the loan is used for the cross-border trade payment, the Borrower shall ensure that the trading background is realistic and the loan is legally used.

18.14 In case of any material adverse changes, the Borrower shall promptly notify the Lender.

18.15 The Borrower shall guarantee that the projects under the Contract shall not violate laws and regulations, policies, international customs and standards and actions and conditions regulated in the International Best Practice related to Chinese and local environmental and social risk management (not limited to environmental protection, safety supervision, quality inspection, land, immigration, production safety, and occupational health)

18.16 The Borrower promises that the projects under the Contract has obtained the relevant environmental approval documents according to Chinese and local laws and regulations before signing the contract.

18.17 The Borrower promises that it shall strengthen the environmental and social risk management of itself and related parties and strictly abide by related laws and regulations, and policies, keep consistence with International Best Practice, and accept the supervision of the Lender.

The aforesaid representations and warranties continue being valid within valid period of this Contract. The Borrower acknowledges that the Lender enters into this Contract on the basis of the aforesaid representations and warranties made by the Borrower.

Article 19  Rights and Obligations of the Borrower

19.1 The Borrower is entitled to use loans according to provisions of this Contract;

19.2 The Borrower is entitled to make prepayment according to provisions of this Contract;

19.3 The Borrower is entitled to make withdrawal according to provisions of this Contract;

19.4 The Borrower shall repay loan principal and interest and pay relevant expense according to provisions of this Contract or loan note;

19.5 The Borrower shall use loan fund for the intended purpose specified hereunder and shall not misappropriate it;

19.6 The Borrower shall maintain its existence, and operate its business in a legitimate and valid way, make all payable and due tax payments and deal with and complete all formalities according to the relevant foreign exchange regulation provisions;

19.7 Where the business license, organization code and other documents of the Borrower go through the normal annual inspection or is changed, the Borrower shall, 30 business days in advance, submit the updated documents to the Lender. Where the Borrower changes enterprise name, domicile, registered capital, business scope, company type, or modifies articles of association, or major financial changes occur in the Borrower, the Borrower shall, 30 business days in advance, notify the Lender in writing, and file relevant materials with the Lender. The legal representative or finance chief of the Borrower changes, the Borrower shall promptly notify the Lender in writing.

19.8 The Borrower shall urge its controlling shareholder Yingli Energy (China) Co., Ltd to ensure that its shareholding ratio in the Lender is not less than 80% at any time.

19.9 Where the Borrower proposes to initiate merger and acquisition, amalgamation, separation, and be under contract operation or similar arrangement, the Borrower shall, 30 business days in advance, notify the Lender of plans and details about such merger and acquisition, amalgamation, separation, contract operation etc., and shall obtain prior written consent of the Lender. The aforesaid plans or arrangements shall not harm legitimate rights and interests of the Lender hereunder;

19.10 Where equity structure of the Borrower proposes to be changed, the Borrower shall, 30 days before such proposed change, notify the Lender in writing, and obtain prior written consent of the Lender;

19.11 Where the Borrower proposes to make loans and makes any single investment accounting for more than 70% of net assets released in the financial report or exceeding RMB 50 million yuan (or equivalent US dollars) or makes investments with cumulative amount exceeding RMB 100 million yuan (or equivalent US dollars) within one year, or there is any single investment change exceeding RMB 50 million yuan (or equivalent US dollars) or are investment changes with cumulative amount exceeding RMB 100 million yuan (or equivalent US dollars) within one year, the Borrower shall obtain prior written consent of the Lender with respect to its loan, investment matters, amounts etc.

19.12 The Borrower shall not enter into any agreements or documents sufficient to harm interests of the Lender, nor shall the Borrower engage in any matters sufficient to harm interests of the Lender;

19.13 When the Borrower develops the related party transactions, if the amount involved in the transaction of the target is more than RMB100 million yuan or the equivalent U.S. dollars or more than 10% of the net assets listed in the financial statements of the last year, the Borrower shall, 10 business days in advance, make reports to the Lender. The report covers the relationship between the parties, transactions, the nature of the trading, the trading amount or appropriate proportion and pricing policies etc. (including the trading involved no fund or only with symbolic amount)

19.14 Where the Borrower chooses self-payment, the Borrower shall regularly report to the Lender the loan payment progress and shall not make up the virtual counterparties and provide virtual payment basis;

19.15 The Borrower shall ensure any major asset exceeding RMB 50 million yuan is not sold, leased, transferred, assigned or otherwise disposed of through single transaction or multiple transactions or series of transactions other than normal operation transactions; or where such disposals involve major asset above 5% of its total asset and 15% of its net asset, the Borrower shall obtain prior written consent of the Lender;

19.16 Unless otherwise approved in writing by the Lender, the Borrower shall ensure that its registered capital is not reduced, and the Borrower shall not declare or pay any dividend to its shareholders or make income distribution in any other ways before all payable amounts are repaid hereunder;

19.17 The Borrower shall not sign any agreement or document or be engaged in any things which may adversely affect the rights of the Lender.

19.18 The Borrower shall, prior to April 31 each year, provide the Lender with full set of financial statements of the previous accounting year audited by accounting firm recognized by the Lender (including balance sheet, income statement, cash flow statement and audit report), and shall, within ten days at the beginning of each quarter, provide the Lender with full set of financial statements of the previous quarter; shall, prior to September 10 each year, provide the Lender with full set of financial statements of the first half year;

19.19 The Borrower shall observe the following financial indicators before full repayment of loans hereunder.

(a) Current ratio (total current assets/total current liabilities x 100%) shall not be lower than 70%;

(b) Quick ratio ((total current assets-inventories)/total current liabilities x 100%) shall not be no lower than 60%;

(c) Asset-liability ratio (asset-liability ratio = total liabilities/total net assets x 100%) shall not be higher than 90%;

19.20 The Borrower shall timely obtain all approvals, authorizations, licenses, permits, consents, registrations and filing necessary for signing and performing this Contract and guarantee contract, and maintain their continuous validity;

19.21 According to the Lender, where the Borrower fails to satisfy the requirements of the Lender due to adverse changes in the credit, financial situation, and debt paying ability, or the declining guarantee ability of the guarantor, or the decreasing value of the collateral, the Borrower shall change the guarantor or complement the guarantee according to the requirements of the Lender and shall ensure that the guarantor and the Borrower sign the effective guarantee contract lawfully.

19.22 If there are any lawsuits, arbitration or administrative procedure involving the Borrower after this Contract is signed, the Borrower shall notify the Lender in writing within ten business days following such event;

19.23 Where any default event occurs under any agreement entered into by the Borrower, the Borrower shall notify the Lender in writing within ten business days following such default event;

19.24 The Borrower shall corporate with the Lender for the credit rating of the Borrower and provide relevant materials according to the requirements of the Lender. If the external rating of the Borrower is downgraded (if any), the Borrower shall promptly notify the Lender as soon as the Borrower is informed of it;

19.25 The Borrower shall undertake all reasonable costs and expenses related to the negotiation, signing and amendment of the Contract, including but not limited to the lawyer’s fee;

19.26 According to the requirements of the Lender, the Borrower shall compensate all the reasonable costs and expenditures that the Lender spent to maintain its rights, including but not limited to the lawyer’s fee and litigation fee;

19.27 The Borrower hereby irrevocably authorizes the Lender and its administering subsidiary bank to inquire about the Borrower’s credit status through the credit reference system of People’s Bank of China and other credit information database established under the approval of the Enterprise Credit Authority, then print and save the related information; the Borrower hereby irrevocably authorizes withdraw in authorize the Lender and its branch to report the credit information of the Borrower to the aforesaid credit system and credit information database in accordance with the relevant provisions of the People’s Bank of China;

19.28 The Borrower shall accept the supervision of the Lender on the environmental and social risk management, make prompt responses to the Lender’s requirements to specify the environmental protection and social risk prevention situation and corporate with the inspection;

19.29 The Borrower shall reach consensus with the Lender on employing the qualified independent third party to evaluate and inspect the environment and social risks of the project;

19.30 According to the requirements of the Lender, the Borrower shall disclose the related environmental and social risk situation in different phases of project plan and development, credit due diligence, project review, payment, and post-loan management etc.

19.31 The Borrower shall formulate relevant management system and carry out staff training related to the environmental and social risk management, strengthen the employees’ prevention awareness of the environment and social risks, in order to ensure that the production and operation of the company and the development and construction of the project is in line with Chinese and local laws and regulations, policies, and international good practice to maintain consistency in essence

19.32 The raw/ auxiliary materials imported by the Borrower shall be in accordance with relevant national standards, industrial standards, and obtain relevant certificated issued by the Customs and inspection and quarantine institutions and other relevant institutions.

Article 20  Rights of the Lender

20.1 The Lender is entitled to recover loan principal, interest and collect relevant expense according to this Contract or loan note;

20.2 The Lender is entitled to be informed of, inspect and supervise use of loan by the Borrower, its plan execution, financial revenue and expenditure etc in production operation management; For the loan of Self-payment by the Borrower, the Lender is entitled to check the transaction with the counterparty of the Borrower.

20.3 The Lender is entitled to, within withdrawal period hereunder, conduct annual review about the Borrower’s credit so as to determine whether to continue offering loans to the Borrower; where conditions are satisfied, the Lender offers loans; where conditions are not satisfied, the Lender will cancel lending;

20.4 The Lender is entitled to recover loans in advance in the light of capital recovery by the Borrower.

20.5 The Lender is entitled to be informed of, inspect and supervise the duty perform situation of the Borrower in the environment and social risk management. The lender is also entitled to require the Borrower to hire qualified and independent third party to evaluate and inspect the environment and social risk of the project.

Article 21  Account Management

21.1 The Borrower shall, prior to March 18, 2015, open loan account and deposit account with the administering subsidiary bank/administering agency and open deposit account with the administering subsidiary bank/administering agency and settlement bank of the Lender, which are used by the Lender to offer loans, make settlement and recover principal and interest.

The Borrower shall make settlement concerning all loans hereunder through settlement bank of the Lender.

21.2 Capital recovery account is determined in the following 1st way:

(a) The Borrower shall open the capital recovery account with the administering subsidiary bank/administering agency on March 15, 2015.

(b) The Borrower and the Lender agree that the Borrower designates its following account opened with Hebei Branch, China Development Bank as capital recovery account hereunder:

Account name:

Opening bank:

Account No.:

c. Other ways:

The sales / operation income or financial transactions more than RMB 50 million yuan or equivalent U.S. dollars shall be dealt through the capital recovery account and supervised by the Lender

21.3 The Borrower agrees that the Lender may take the following supervision measures for loan account, deposit account and capital recovery account:

(a) Require the Borrower to periodically (quarterly) provide the report on capital movement in capital recovery account, including but not limited to amount of current capital inflow, outflow, use of capital which flows out from such account etc (supplement specific content in capital movement report in the light of project situation);

(b) Require the Borrower to provide information concerning abnormal capital movements;

Article 22  Guarantee

22.1 This Contract is under the following guarantee mode:

(a) The Guarantor Yingli Green Energy Holding Company Limited provides joint liability guarantee;

(b) The Guarantor Mr. Liansheng Miao and his mate provides unlimited personal joint liability guarantee;

22.2 The Guarantor shall timely sign valid guarantee contract with the Lender, and maintain the validity and enforceability of guarantee under such guarantee contract.

Before the first withdrawal of the Borrower, all the guarantee contracts under the Contract shall have been signed and be valid.

Where the aforesaid guarantee is insufficient to effectively guarantee creditor’s rights of the Lender, the Lender is entitled to require the Borrower to timely provide other forms of guarantee.

Article 23  Borrower Default Event and Liability for Breach

23.1 Where the Borrower violates Article 18 or Article 21 herein, or events specified in Article 19 (22) or (23) occur and the Lender believes that such events will adversely affect loan repayment ability of the Lender, or any representations or warranties made by the Borrower in Article 18 herein prove to be incorrect or misleading, or the following events occur, the Borrower is deemed to violate this Contract:

(a) The Borrower fails to pay off any payable and due debts;

(b) The Borrower fails to pay off debts exceeding RMB 5 million yuan (or equivalent US Dollars) under other loan contracts (where the Borrower fails to pay off due debts because of the remittance or other technical reasons, the Borrower hasn’t paid off the debts after 5 business days since the debt maturity), or other litigation situations under other loan contracts;

(c) The Borrower is subject to any winding-up of business, dissolution, liquidation, bankruptcy, reorganization, compromise, rectification or similar legal procedures;

(d) Any assets of the Borrower are sealed up, frozen, detained, executed, expropriated, confiscated or are subject to other similar measures, which in the opinion of the Lender, will have material adverse effect on the safety of loans;

(e) The Borrower violates the provisions of the Contract;

(f) The Guarantor violates any provisions of the Guarantee Contract;

(g) Any major adverse change event occurs.

In the case of the aforesaid events, the Lender is entitled to take one or more of the following measures;

(a) Stop offering loans;

(b) Cancel loan limit which has not yet been withdrawn;

(c) Declare acceleration of maturity of loans and concurrently require the Borrower to repay the outstanding principal and interest within time limit, and have the right to directly deduct repayment fund from any account opened with the Lender’s banking system by the Borrower until all debts hereunder are fully paid off (the Borrower has, at the time of signing this Contract, authorize the Lender to exercise the aforesaid right to directly deduct repayment fund);

(d) Unilaterally terminate this Contract, and concurrently exercise the rights specified in Paragraphs 1 — 3 of this Article;

(e) Realize security interest under guarantee document;

(f) Take other measures as permitted by relevant national and local laws, regulations or agreed hereunder.

23.2 In the process of daily production and operation activities or the development and construction of the project, the Borrower violates the laws and regulations, and policies, leading to adverse effect on the environment, society and the Lender, and potential adverse effect on the reputation of the Lender, thus forming litigations. The Borrower shall undertake the litigation liabilities under the Contract;

23.3 Where the Borrower commits any act of violating other provisions of this Contract, the Lender is entitled to require the Borrower to make corrections within time limit; where the Borrower fails to make corrections within time limit, the Lender is entitled to require the Borrower to pay liquidated damages amounting to 0.1% of loan limit; where such liquidated damages is insufficient to compensate for financial loss incurred to the Lender, the Lender is entitled to require the Borrower to make compensation.

23.4 Where breach of the Borrower results in lawsuit, attorney fee and other expenses paid by the Lender for such lawsuit shall be borne by the Borrower.

Article 24 Contract Change and Termination

24.1 Unless otherwise specified herein, neither party is permitted to unilaterally change or terminate this Contract after this Contract comes into force; any modification or change to this Contract is subject to consultation through the Borrower and the Lender and written agreement between the Borrower and the Lender;

24.2 The Lender may transfer, in whole or in part, the rights hereunder to the third party. The aforesaid transfer by the Lender shall be notified to the Borrower;

24.3 The Borrower may not transfer, in whole or in part, the rights hereunder to the third party without the Lender’s prior written consent;

24.4 Where changes in national laws, regulations or policies result in all or part of this Contract no longer complying with national laws, regulations or policies, the Borrower and the Lender shall timely conduct consultation to modify relevant terms as soon as possible;

24.5 Where the Borrower or the Lender is prevented from performing this Contract by force majeure, the affected party shall timely notify the other party of such event and take effective measures to prevent further loss; the affected party shall, within five days following occurrence of such event, provide the other party with details about such event and documentary evidence concerning occurrence and impact of such event issued by competent government department. The Borrower and the Lender shall timely hold consultation for taking countermeasures.

Article 25  Contract Integrity and Separability of Contract Terms

No supplement, modification or change to this Contract shall be made unless in writing. Written supplements, modifications or changes to this Contract shall form the integral part of this Contract.

Terms of this Contract are separable to the extent that invalidity, illegality or unenforceability of any term of this Contract shall not affect the validity of other terms of this Contract.

Article 26  Confidentiality

Neither party shall disclose this Contract to the third party without consent of the Borrower, the Lender.

Where either party is informed of business secrets of the other party as a result of exercising the rights hereunder, such party shall keep them confidential, and shall not disclose them to the third party without consent of the other party.

Article 27  Notice

27.1 Any notice given hereunder shall be delivered to address of the other party firstly specified herein in the following ways agreed herein:

(a)  Delivered in person;

(b)  Delivered by registered letter, postage prepaid (with receipt);

(c)  Delivered by express mail service;

(d)  Delivered by fax.

27.2 In the case of change in postal address firstly specified herein, the party making such change shall, within 48h following such change, notify the other party; where such documents as notice can’t be served as a result of failure to timely notify the other party in the case of changing the aforesaid addresses, the loss incurred therefrom shall be borne by the party making such change.

Article 28  Governing Law and Dispute Settlement

This Contract is governed by and interpreted in accordance with laws of the People’s Republic of China.

Disputes between the Borrower and the Lender arising out of performance of this Contract shall be settled through amicable consultation by both parties; where no agreement is reached, such disputes shall be brought to people’s court in the place where the contract is signed.

Article 29  Miscellaneous

29.1 Matters not covered hereunder shall be addressed through consultation by both parties or in accordance with relevant national laws and regulations.

29.2 Original copy of this Contract is made in octuplicate, with each two copies retained by each of the Borrower, the Lender and the Guarantor.

Article 30  Entry into Force of Contract

This Contract comes into force upon being signed and stamped by the Borrower and the Lender.

Borrower:
(Official seal or special seal for contract)

Legal representative:                        (signature)

(or duly authorized agent)

Date:

Opening bank and account number of the Borrower:

Opening bank: Hebei Chaoyang Branch, Industrial and Commercial Bank of China Limited

Account number: 0409003809221035552

Lender:
(Official seal or special seal for contract)

Legal representative:                        (signature)

(or duly authorized agent)

Date: March 18, 2015

Signing of place: Shijiazhuang, Hebei Province

Annex One  Withdrawal Application Form

Withdrawal Application Form

(No.:                    )

China Development Bank Co., Ltd:

According to Foreign Exchange Loan Contract (No.:                ) (hereinafter referred as to “Loan Contract”) entered into by and between Our Company and Your Bank on     MM DD,YY      , Our Company hereby irrevocably applies to Your Bank for withdrawing:

☐Withdrawal Amount:                     ;

☐Withdrawal Date:                     ;

☐Term of Loan: term of loan is         months; expiry date (namely “principal

repayment date”) is                   ;

☐Interest Payment Mode:                   ;

☐Authorize Your Bank to transfer the aforesaid amount into deposit account opened with Your Bank by Our Company on the Withdrawal Date, account number:                               ;

☐Our Company authorizes Your Bank to, after depositing such loan fund into deposit account of Our Company, according to the following Entrusted Payment List, pay, on entrusted basis, all/part of such loan fund (as the case may be) to account of counterparty of Our Company in an aggregate amount of ():

Entrusted Payment List

Serial No.	Payment date	Amount	Payee’s name	Receiving bank	Payee’s account	Use of fund	Commercial contract
1
2
3
4

The bases for making the aforesaid entrusted payment include: (enter names of supporting documents submitted along with this Withdrawal Application Form)

☐Our Company will utilize such loan fund/the remaining amount of such load fund (used in the case of partial loan fund available under self-payment mode) according to self-payment mode. Our Company will, according to Loan Contract, periodically report Your Bank use of the part of loan fund subject to self-payment.

Our Company hereby declares that Our Company has satisfies all preconditions for withdrawal specified in Loan Contract, and no default event hereunder occurs. The aforesaid withdrawal will constitute withdrawal from Your Bank by Our Company and Our Company will assume the debts incurred therefrom.

Lender:	(Official seal or special seal for contract)

Legal representative (or duly authorized agent) :                        (signature)

Date: